Exhibit (j)(ii)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N‐1A of our report dated December 20, 2023, relating to the financial statements and financial highlights of TCW Transform 500 ETF, TCW Transform Systems ETF, and TCW Transform Supply Chain ETF, each a series of TCW ETF Trust, which are included in Form N‐CSR for the year or period ended October 31, 2023, and to the references to our firm under the headings “Fund Service Providers” and “Financial Highlights” in the Prospectus.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

February 28, 2025